Exhibit 99.1

www.worldview.space www.ondas.com NASDAQ: ONDS ONDAS TO ACQUIRE WORLD VIEW ENTERPRISES Building a Multi - Domain ISR Company and an Interconnected Intelligence Ecosystem Ondas has entered into a definitive agreement to acquire World View Enterprises, a leader in high - altitude balloon ISR and stratospheric remote sensing. The acquisition builds on the previously announced $10 million strategic investment and partnership between the companies and reflects strong alignment in technology, operating strategy, and customer focus. The transaction will combine complementary sensing, autonomy, and intelligence technologies across stratosphere, air, and land domains to create a multi - domain ISR platform designed to support defense, homeland security, allied governments, and critical infrastructure operators. Strategic Investment The acquisition will advance Ondas’ strategy to build a vertically integrated, multi - domain defense technology platform capable of delivering interoperable sensing and autonomous mission systems. The combined platform is expected to enable: An operating and data backbone that connects: • Persistent sensing across wide geographic areas • Rapid tactical response through autonomous systems • Integrated intelligence workflows connecting detection, identification, and response • Scalable solutions aligned with defense modernization priorities

NASDAQ: ONDS Forward - Looking Statements Statements made in this fact sheet that are not statements of historical or current facts are "forward - looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward - looking statements as a result of a number of factors, including the risks discussed in Ondas most recent Annual Report on Form 10 - K and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward - looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law. www.ondas.com | www.worldview.space Stratospheric Persistence – World View • High - altitude sensing and communications payload hosting • Wide - area coverage and persistent overwatch through the Stratollite ® platform Tactical Aerial Autonomy – Ondas Autonomous Systems • Mission - ready UAV platforms for defense and security operations • Counter - UAS technologies and airspace defense capabilities Autonomous Ground Systems – Ondas Portfolio • Land robotic platforms supporting defense and security operations • Integrated sensing and mission support capabilities Multi - Domain ISR Platform Ondas has built a multi - domain ISR platform that integrates autonomous aerial systems, counter - UAS technologies, and ground robotics to support defense, homeland security, and critical infrastructure missions. The addition of World View will expand this architecture by introducing persistent stratospheric sensing, creating a layered ISR capability spanning stratosphere, air, and land domains. Together these capabilities will create a layered ISR architecture combining persistent wide - area sensing with responsive autonomous platforms across multiple operational domains. Market Opportunity The combined Ondas and World View platform will be designed to address these evolving requirements across: • Department of War • Department of Homeland Security • Allied defense organizations • Critical infrastructure operators